Exhibit 4.1

THIS SUPPLEMENTAL INDENTURE dated as of September 15, 2022

BY AND AMONG:	CLS HOLDINGS USA, INC., a corporation governed by the laws of the State of Nevada (the “Corporation”)

AND:	ODYSSEY TRUST COMPANY, a trust company existing under the laws of the Province of Alberta (the “Trustee”)

WHEREAS:

A.         The Corporation and the Trustee executed a debenture indenture (the “Indenture”) dated as of December 12, 2018, as amended on March 31, 2021, providing for the issue of convertible debentures (the “Debentures”).

B.         At a meeting held on September 15, 2022, the holders of the Debentures approved an Extraordinary Resolution to effect changes to the Indenture to add a mandatory conversion provision, to amend the Conversion Price (as such term is defined in the Indenture), to reduce the mandatory conversion VWAP threshold, to permit holders of Debentures to elect to convert an additional principal amount of their Debentures at the same price as under the mandatory conversion provision, to amend the maturity date of the Debentures, and to amend the dates of interest payments payable on the Debentures (the “Extraordinary Resolution”)

C.         Section 12.2 of the Indenture provides for the creation of indentures supplemental to the Indenture, including to give effect to the Extraordinary Resolution.

D.         The foregoing recitals are made as representations of the Corporation and not by the Trustee.

E.         The Trustee has agreed to enter into this Supplemental Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Debentures issued pursuant to the Indenture as modified by this Supplemental Indenture from time to time.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

1.

This Supplemental Indenture is supplemental to the Indenture and the Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all the provisions of the Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Indenture and of this Supplemental Indenture were contained in one instrument and the terms and expressions used herein shall have the same meaning as is ascribed to the corresponding terms and expressions in the Indenture.

2.

On and after the date hereof, each reference to the Indenture, as amended by this Supplemental Indenture, “this Indenture”, “this indenture”, “herein”, “hereby”, “hereunder”, “hereof” and similar references, and each reference to the Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Indenture as amended hereby. Except as specifically amended by this Supplemental Indenture, all other terms and conditions of the Indenture shall remain in full force and unchanged.

3.	Section 1.1 of the Indenture is amended to replace the definition of “Conversion Price” with the following:

“Conversion Price” means $0.10 per Unit, subject to adjustment in accordance with the provisions of Section 4.6;”

4.	Section 1.1 of the Indenture is amended to insert the definition of “Mandatory Conversion Price” as follows:

“Mandatory Conversion Price” shall have the meaning ascribed thereto in Section 4.5(5).”

5.	Section 1.1 of the Indenture is amended to replace the definition of “Maturity Date” with the following:

“Maturity Date” means (i) December 31, 2023 for 50% of the principal amount of Debentures outstanding after the mandatory conversion, and (ii) December 31, 2024 for the remainder of the principal amount then outstanding.”

6.	Section 1.1 of the Indenture is amended to replace the definition of “Interest Payment Date” with the following:

““Interest Payment Date” means, subject to Section 2.3(4), the last day of March, the last day of June, the last day of September and the last day of December in each year from the date of Issuance until June 30, 2022, and thereafter, December 31, 2023 and December 31, 2024, and such other dates to which interest accrues and is payable pursuant to Section 2.3, it being acknowledged that for a period of eighteen (18) months from the Issue Date, any Interest Obligation payable hereunder shall automatically accrue to the principal amount of the Debentures, and shall thereafter be deemed to be part of the principal amount of the Debentures;”

7.	Subsection 4.5 (1) of the Indenture is deleted in its entirety and replaced with the following:

“At any time following the date that is 4 months and one day following the Issue Date, the Corporation may force the conversion of the principal amount of the then Outstanding Debentures at the Conversion Price on not less than 30 days’ notice (the “Mandatory Conversion Notice”) to the Holders in accordance with Section 11.2 and the Trustee and concurrently issuing a press release should the VWAP of the Common Shares be greater than US$0.20 for any 10 consecutive trading days.”

8.	The following provision in Schedule 2.2 – Form of Debenture of the Indenture is deleted in its entirety:

“At any time following the date that is 4 months and one day following the Issue Date, the Corporation may force the conversion of the principal amount of the then Outstanding Debentures at the Conversion Price on not less than 30 days’ notice should the VWAP of the Common Shares be greater than US$0.60 for any 10 consecutive trading days.”

and replaced with the following:

“At any time following the date that is 4 months and one day following the Issue Date, the Corporation may force the conversion of the principal amount of the then Outstanding Debentures at the Conversion Price on not less than 30 days’ notice should the VWAP of the Common Shares be greater than US$0.20 for any 10 consecutive trading days.”

9.	Section 4.5 of the Indenture is amended to add the following as Section 4.5(5):

“The Corporation is permitted, in its sole discretion, to convert US$8,090,119.20, which includes US$7,931,489.40 in the principal amount of Debentures and accrued interest payable thereon, into Units of the Corporation at a conversion price of US$0.07125 per Unit (the “Mandatory Conversion Price”).”

10.	The first paragraph of Schedule 2.2 of the Indenture is deleted in its entirety and replaced with the following:

“CLS HOLDINGS USA, INC. (the “Corporation”), for value received, hereby acknowledges itself indebted and promises to pay to the order of the registered holder the principal sum of

[insert amount], as follows,

(i) on December 31, 2023 (the “Maturity Date”), or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, 50% of the principal amount of this Debenture, and (ii) on December 31, 2024, or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the remaining outstanding principal amount represented by this Debenture, in lawful money of the United States, on presentation and surrender of this Debenture (as defined below) at the principal office of the Trustee (defined below) in the manner specified in the Indenture (as defined below), in the City of Calgary, Province of Alberta, and to pay interest on the principal amount then Outstanding (as defined in the Indenture) at the rate of 8.0% per annum from the most recent Interest Payment Date to which interest has been paid or made available for payment on the Debentures then outstanding, whichever is later, at the option of the Corporation, in like money, as follows: Interest accruing from July 1, 2022 until December 31, 2024 shall be estimated and paid as follows: one-third of the total scheduled accrued interest shall be paid on December 31, 2023, and the balance of the accrued interest shall be paid on December 31, 2024, (each such date, an “Interest Payment Date”). For certainty, no interest will accrue or be payable on Debentures converted under the Mandatory Conversion provisions of Section 4.5(5) of the Debenture.”

11.	The following provision in Schedule 2.2 – Form of Debenture of the Indenture is deleted in its entirety:

“This Debenture is one of the 8.0% Unsecured Convertible Debentures due December 12, 2021 (the “Debentures”) created and issued under an Indenture (the “Indenture”) dated as of December 12, 2018 made between, inter alia, the Corporation and Odyssey Trust Company, as trustee (the “Trustee”).”

and replaced with the following:

“This Debenture is one of the 8.0% Unsecured Convertible Debentures due December 31, 2023 and December 31, 2024 (the “Debentures”) created and issued under an Indenture dated as of December 12, 2018, as amended pursuant to supplemental indentures dated as of March 31, 2021 and September 15, 2022 (as the same has otherwise been amended or may be amended, modified, restated, supplemented or replaced from time to time, collectively, the “Indenture”), made between, inter alia, the Corporation and Odyssey Trust Company, as trustee (the “Trustee”).”

12.	The reference to “December 12, 2022” in the Trustee’s Certificate appended to Schedule 2.2 of the Indenture is replaced with “December 31, 2023 and December 31, 2024”.

13.	References to “December 12, 2022” in Schedule Section 2.26 of the Indenture are replaced with “December 31, 2023 and December 31, 2024”.

14.	Section 2.3 of the Indenture is amended to add the following as Subsection 2.3(5):

“Notwithstanding any other terms herein, all interest accruing on Debentures from July 1, 2022 until December 31, 2024 shall be paid as follows: (i) one-third of the total scheduled accrued interest shall be paid on December 31, 2023, and (ii) the balance of the accrued interest shall be paid on December 31, 2024; and all interest accruing on Debentures from September 15, 2022 after the mandatory conversion, shall be calculated based on the principal amount of Debentures outstanding notwithstanding the payment of principal on the December 31, 2023 Maturity Date. For certainty, no interest will accrue or be payable on Debentures converted under the Mandatory Conversion provisions of Section 4.5(5) of the Debenture.”

15.	Section 4.1 of the Indenture is amended to add the following as Section 4.1(6):

“A registered Holder may elect to convert, all or any part that is greater than 60%, being $1,000 or an integral multiple thereof, of its principal amount of Debentures together with accrued interest thereon into Units at the Mandatory Conversion Price on or before the date of the meeting to vote on these amendments by delivering written notice to the Trustee specifying the principal amount of Debentures to be so converted at the Mandatory Conversion Price.”

16.	The Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Corporation hereby confirms the Indenture in all other respects.

17.

This Supplemental Indenture shall be governed by and be construed in accordance with the laws of the Province of Alberta and shall be binding upon the parties hereto and their respective successors and assigns.

18.

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Supplement Indenture.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under the hands of their proper officers in that behalf.

CLS HOLDINGS USA, INC.
By:	/s/ Andrew Glashow
	Name:	Andrew Glashow
	Title:	President, Chief Executive Officer and Director

ODYSSEY TRUST COMPANY, as Trustee
By:	/s/ Dan Sander
	Name:	Dan Sander
	Title:	Authorized Signatory

By:	/s/ Amy Douglas
	Name:	Amy Douglas
	Title:	Authorized Signatory